                                                                     EXHIBIT 4.2

                             DATED 30 NOVEMBER 2005

                            (1)  CANADIAN SOLAR INC.

                          (2)  HSBC HAV2 (III) LIMITED

                       (3)  JAFCO ASIA TECHNOLOGY FUND II

                              (4)  MR. QU XIAO HUA

             (5)  [chinese characters] (CSI SOLARTRONICS CO., LTD.)

            (6)  [chinese characters] (CSI SOLAR TECHNOLOGIES INC.)

                                      and

            (7)  [chinese characters] (CSI SOLAR MANUFACTURING INC.)

                                   ----------

                              INVESTMENT AGREEMENT

                                   relating to

                               CANADIAN SOLAR INC.

                                   ----------

                                BAKER & MCKENZIE

                                TABLE OF CONTENTS

1.  Definitions............................................................    2
2.  Guarantee..............................................................    9
3.  Ownership of Equity Securities.........................................    9
4.  Transfers of Equity Securities.........................................   10
5.  Pre-emptive Rights.....................................................   17
6.  Undertakings after First Completion....................................   19
7.  Directors and Management...............................................   23
8.  Meetings of Shareholders...............................................   25
9.  Reserved Matters.......................................................   26
10. Information Rights.....................................................   28
11. Payment and Taxes......................................................   29
12. Announcements and Confidentiality......................................   29
13. Termination of this Agreement..........................................   31
14. Entire Agreement.......................................................   32
15. Variation..............................................................   32
16. Successors and Assigns.................................................   32
17. Invalidity.............................................................   32
18. Waiver.................................................................   32
19. Unanimous Shareholder Agreement........................................   33
20. Notices................................................................   33
21. Counterparts...........................................................   34
22. Process Agents.........................................................   34
23. Governing Law..........................................................   35
24. Dispute Resolution.....................................................   35
25. JAFCO's Rights.........................................................   36

Schedule

1.  Particulars of the Company
2.  Representations and warranties referred to in Clause 4.7(C)(i)

THIS AGREEMENT is made on the 30th day of November 2005

BETWEEN:

(1) CANADIAN SOLAR INC., a corporation incorporated under the laws of the Province of Ontario, Canada with its registered office at 4056 Jefton Crescent, Mississauga, Ontario, Canada L5L 1Z3 (the "COMPANY");

(2) HSBC HAV 2 (III) LIMITED, a company incorporated in the Cayman Islands with its registered office at 2nd Floor, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands (the "FUNDS");

(3) JAFCO ASIA TECHNOLOGY FUND II, a Cayman Islands exempted company with its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands ("JAFCO");

(4) MR. QU XIAO HUA, holder of Canadian Passport Number BC289772 and whose residential address being at 4056 Jefton Crescent, Mississauga, Ontario, Canada L5L 1Z3 (the "FOUNDER");

(5) [chinese characters] (CSI SOLARTRONICS CO., LTD.), a company established in the People's Republic of China with its registered office at [chinese characters] (Yangyuan Industrial Park, Changshu, Jiangsu Province 215562, the People's Republic of China) ("SOLARTRONICS");

(6) [chinese characters] (CSI SOLAR TECHNOLOGIES INC.), a company established in the People's Republic of China with its registered office at [chinese characters]209[chinese characters]C6017[chinese characters] (Suite C6017, China Suzhou Pioneering Park for Overseas Chinese Scholars, No. 209, Zhuyuan Road, Suzhou New & Hi-Tech District, Jiangsu Province 215011, the People's Republic of China) ("SOLAR TECHNOLOGIES"); and

(7) [chinese characters] (CSI SOLAR MANUFACTURING INC.), a company established in the People's Republic of China with its registered office at [chinese characters] (Building A6, Export Processing Zone, Suzhou New & Hi-Tech District, Jiangsu Province 215151, the People's Republic of China) ("SOLAR MANUFACTURING").

The Funds and JAFCO shall be referred to collectively as the "INVESTORS" and individually as an "INVESTOR".

Solartronics, Solar Technologies and Solar Manufacturing shall be referred to collectively as the "PRC SUBSIDIARIES" and individually as a "PRC SUBSIDIARY".

WHEREAS:

(A) The Company is a corporation incorporated under the laws of the Province of Ontario, Canada.

(B) The Investors has subscribed for Convertible Notes pursuant to the Subscription Agreement.

(C) The Founder, the PRC Subsidiaries and the Investors wish to enter into this Agreement with each other to govern certain aspects of the affairs of the Company.

(D) Founder has agreed to guarantee to the Investors the performance by the Company of its obligations under this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   DEFINITIONS

1.1 In this Agreement (including the Recitals), unless the context requires otherwise, the following expressions shall have the following meanings:

     "AFFILIATE" of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, and (a) in the case of a natural Person, such Person's spouse, parents and descendants (whether by blood or adoption and including stepchildren), and (b) in the case of an Investor, shall include (i) any Person who holds the Convertible Notes as a nominee for such Investor, (ii) any shareholder of such Investor and (iii) any entity or individual which has a direct or indirect interest in such Investor (including, if applicable, any general partner or limited partner, any fund manager or any fund managed by the same fund manager thereof), and each Group Company shall be deemed to be an Affiliate of the Founder;

     "APPLICABLE LAW" means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgement, rule of common law, order, decree, award, injunction, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter applicable to such Person;

     "ARBITRATORS" has the meaning ascribed to it in Clause 24.2;

     "ARTICLES OF INCORPORATION" means the duly adopted articles of incorporation of the Company in force from time to time;

     "ATS" means ATS Automation Tooling Systems Inc., a corporation incorporated in Canada;

     "ATS ARRANGEMENT" means the arrangement between the Founder and ATS in existence as at the date of the Subscription Agreement in relation to, among other things, ATS's acquisition of ownership interest of not exceeding nineteen point five per cent. (19.5%) in the Company;

     "BOARD" means the board of directors of the Company;

     "BUSINESS DAY" means any day (excluding Saturdays, Sundays and public holidays) on which banks generally are open for business in Hong Kong and Singapore;

     "BY-LAWS" means the duly adopted by-laws of the Company in force from time to time;

     "COMMON SHARES" means common shares in the capital of the Company and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock in the authorised share capital of the Company resulting from any sub-division, consolidation or re-classification of Common Shares;

     "COMMON SHARES EQUIVALENTS" means, with respect to any Investor, the aggregate number of Common Shares owned by such Investor together with the number of Common Shares into or for which any Convertible Notes owned by such Investor shall be convertible;

     "COMPENSATION COMMITTEE" means the compensation committee of the Board as referred to in Clause 7.2(B);

     "CONTROL", "CONTROLLED" (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise; and for the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such another Person;

     "CONVERTIBLE NOTES" the convertible loan notes up to an aggregate principal amount of Thirteen Million United States Dollars (US$13,000,000) convertible into Common Shares issued or to be issued to the Investors under the Subscription Agreement;

     "CONVERTIBLE SECURITIES" means (i) any rights, options or warrants to acquire Shares, and (ii) any notes, debentures, preference shares (including, without limitation, the Convertible Notes) or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Shares;

     "CO-SALE EXERCISE AMOUNT" has the meaning ascribed to it in Clause 4.4(A);

     "CO-SALE NOTICE" has the meaning ascribed to it in Clause 4.4(A);

     "CO-SALE PROPORTIONATE AMOUNT" has the meaning ascribed to it in Clause 4.4(E);

     "CO-SALE SECURITIES" has the meaning ascribed to it in Clause 4.4(A);

     "DIRECTLY OWNED SUBSIDIARY" has the meaning ascribed to it in Clause 9.2;

     "DIRECTOR" means a director of the Company;

     "ENCUMBRANCE" means any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership filed with any Governmental Authority, claim, charge, equities, mortgage, pledge, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal, right of first offer, or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever;

     "ESOP" means an employee stock option plan to be adopted by the Company, pursuant to which (a) options may be granted to key employees and members of the management team of any Group Company to subscribe for Common Shares,
     (b) the number of Common Shares that may be subject to such options shall not exceed One Million (1,000,000) on the basis that the total expected number of Common Shares to be in issue on a Fully-Diluted Basis after issue of all Common Shares to ATS, pursuant to the ESOP and upon conversion of all Convertible Notes will be Ten Million (10,000,000), (c) the terms of the plan (including but not limited to the exercise price for each Common Share under the plan, the vesting date and the lock-up period of the options) shall be subject to the approval of the Compensation Committee, and (d) any grant of options under the plan shall be subject to the approval of the Compensation Committee;

     "EXECUTIVE" means a director, the chief executive officer, the chief operation officer, the chief financial officer, the general manager or a vice-president of any Group Company, or such other Person as the Compensation Committee may nominate from time to time;

     "EQUITY SECURITIES" means (a) Convertible Securities and (b) shares of any class in the capital of the Company and including, without limitation, the Common Shares;

     "EXCESS OFFERED SECURITIES" has the meaning ascribed to it in Clause 4.3(B)(b);

     "EXCESS NEW SECURITIES" has the meaning ascribed to it in Clause 5.2(B);

     "EXCESS PRO-RATA AMOUNT" has the meaning ascribed to it in Clause 5.2(D);

     "EXCESS PROPORTIONATE AMOUNT" has the meaning ascribed to it in Clause 4.3(B)(d);

     "EXERCISE AMOUNT" has the meaning ascribed to it in Clause 4.3(B)(a);

     "EXERCISE NOTICE" has the meaning ascribed to it in Clause 5.2(A);

     "EXERCISING PARTY" has the meaning ascribed to it in Clause 4.3(B)(a);

     "FINANCING TERMS" has the meaning ascribed to it in Clause 12.1;

     "FIRST COMPLETION" has the meaning ascribed to it in the Subscription Agreement;

     "FULLY-DILUTED BASIS" means, when used with respect to issued and outstanding share capital of the Company, the total number of all Common Shares which are or would be issued and outstanding assuming the full conversion of all Convertible Notes in issue at the then applicable Conversion Price (as defined in the conditions of the Convertible Notes);

     "GOVERNMENTAL APPROVAL" means any action, order, authorization, consent, approval, license, authorisation, qualification, lease, waiver, franchise, concession, agreement, ruling, permit, tariff, rate, certification, exemption of, filing or registration by or with, or report or notice to, any Governmental Authority;

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any government authority, agency, department, board, commission or instrumentality of Canada, the PRC, Hong Kong or any other applicable jurisdiction in the world or any political subdivision of any of the foregoing), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization;

     "GROUP" means the Company and its subsidiaries and affiliates, and a "GROUP COMPANY" means any or a specific member within the Group as the context may require;

     "HKIAC" has the meaning ascribed to it in Clause 24.2;

     "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China;

     "IAS" means International Accounting Standards as published by the International Accounting Standards Committee from time to time;

     "INDIRECTLY OWNED SUBSIDIARY" has the meaning ascribed to it in Clause 9.3;

     "INVESTOR'S DIRECTOR" means the Person nominated by each Investor pursuant to Clause 7.3 and duly appointed as a Director or a director of a subsidiary of the Company;

     "IPO" means the initial public offering of the shares of the Company or ListCo;

     "ISSUANCE NOTICE" has the meaning ascribed to it in Clause 5.1;

     "JAFCO MANAGER" has the meaning ascribed to it in Clause 25;

     "JOINDER AGREEMENT" means, an agreement, the terms and conditions of which shall be satisfactory to the Investors, which a Person is required to enter into with or in favour of all the Parties as a condition of the Company approving any Transfer or issuance and allotment of Equity Securities to such Person to which such Person undertakes to be bound by certain provisions of this Agreement, as if it were a party to this Agreement;

     "JIAP" has the meaning ascribed to it in Clause 25;

     "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, transfer restriction, hypothecation, Encumbrance or other security interest of any kind or nature whatsoever, or any agreement to give or make any of the foregoing;

     "LISTCO" means a new holding company of the Group to be incorporated in a jurisdiction acceptable for the purpose of the IPO and the shares of which will be offered in the IPO;

     "MAJORITY CN APPROVAL" means the written approval given by holders in respect of more than seventy-five per cent. (75%) of the aggregate principal amount of Convertible Notes subscribed for by the Investors;

     "MATERIAL ADVERSE EFFECT" means any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to (i) the business, operations, results of operations, financial condition, management, prospects, properties, assets or liabilities of the Group, taken as a whole or otherwise; or (ii) the ability of any of the Company, the PRC Subsidiaries or the Founder to perform fully its/his obligations hereunder and to consummate the transactions contemplated hereby;

     "NEW SECURITIES" has the meaning ascribed to it in Clause 5.1(B);

     "OBSERVER" has the meaning ascribed to it in Clause 7.3(D);

     "OFFER PRICE" has the meaning ascribed to it in Clause 4.3(A);

     "OFFERED SECURITIES" has the meaning ascribed to it in Clause 4.3(A);

     "PARTIES" means the named parties to this Agreement and their respective successors, and a "PARTY" shall be construed accordingly;

     "PERMITTED TRANSFER" has the meaning ascribed to it in Clause 4.7(B);

     "PERMITTED TRANSFEREE" has the meaning ascribed to it in Clause 4.7(B);

     "PERSON" or "PERSONS" means any natural person, company, corporation, association, partnership, organization, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority;

     "PRC" means the People's Republic of China, but shall not include Hong Kong, the Macau Special Administrative Region and Taiwan for the purpose of this Agreement;

     "PRE-EMPTIVE AMOUNT" has the meaning ascribed to it in Clause 5.2(A);

     "PRE-EMPTIVE PARTY" has the meaning ascribed to it in Clause 5.2(A);

     "PRO-RATA AMOUNT" has the meaning ascribed to it in Clause 5.2(C);

     "PROPORTIONATE AMOUNT" has the meaning ascribed to it in Clause 4.3(B)(c);

     "QUALIFIED IPO" means a fully underwritten IPO on the main board of The Stock Exchange of Hong Kong Limited, the NASDAQ National Market or another international stock exchange (including without limiting the generality of the forgoing, the Toronto Stock Exchange) approved with Majority CN Approval, where (a) the offering size (net of all related expenses and underwriting discounts and commissions) being not less than Thirty Million United States Dollars (US$30,000,000), (b) the total market capitalization of the Company or ListCo (as the case may be) immediately following the offering being not less than One Hundred and Twenty Million United States Dollars (US$120,000,000) and (c) the public float immediately following the offering being not less than twenty-five per cent. (25%) of the enlarged share capital of the Company or ListCo (as the case may be);

     "REGISTRATION RIGHTS AGREEMENT" has the meaning ascribed to it in the Subscription Agreement;

     "REORGANISATION" has the meaning ascribed to it in Clause 6.1(A);

     "RELATED PARTIES" means Affiliates of the Founder and a "RELATED PARTY" shall mean any or a specific one of the Related Parties;

     "RELATED PARTY TRANSACTION" means a transaction entered into by any Group Company with the Founder or any Related Party;

     "REMAINING EQUITIES HOLDER" has the meaning ascribed to it in Clause
     4.3(A);

     "REPLY NOTICE" has the meaning ascribed to it in Clause 4.3(B)(a);

     "RESERVED MATTERS" has the meaning ascribed to it in Clause 9.1;

     "SECOND COMPLETION" has the meaning ascribed to it in the Subscription Agreement;

     "SHARE(S)" means share(s) of any class in the capital of the Company and including, without limitation, the Common Share(s);

     "SHARE SWAP" has the meaning ascribed to it in Clause 6.1(A);

     "SHAREHOLDER" means a holder of any Share(s);

     "SUBSCRIPTION AGREEMENT" means a subscription agreement dated 16 November 2005 relating to, among other things, the subscription of Convertible Notes by the Investors, and entered into between the Parties;

     "SUBSIDIARY" has the meaning that a company is a subsidiary of another company if that other company (i) Controls the composition of the board of directors of the first-mentioned company; (ii) Controls more than half of the voting power of the first-mentioned company; or (iii) holds more than half of the issued share capital of the first-mentioned company; and, for these purposes, a company shall be treated as being Controlled by another if that other company is able to direct its affairs and/or to Control the composition of its majority board of directors or equivalent management body;

     "TAXES" or "TAXATION" means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature imposed, levied, collected withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

     "TERRITORY" has the meaning ascribed to it in Clause 6.6(A)(i);

     "TRANSACTION DOCUMENTS" means all documents (including but without limitation to the Share Pledging Agreements (as defined in the Subscription Agreement), the Share Pledge Releases (as defined in the Subscription Agreement) and the Registration Rights Agreement) referred to or contemplated in this Agreement;

     "TRANSFER", "TRANSFERRING" (or any correlative term) means a sale, assignment, pledge, charge, mortgage, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of law of, creation of a security interest in, or Lien on, or any other encumbering or disposal (directly or indirectly and whether or not voluntary), and shall include any transfer by will or intestate succession;

     "TRANSFER NOTICE" has the meaning ascribed to it in Clause 4.3(A);

     "TRANSFEROR" has the meaning ascribed to it in Clause 4.3(A);

     "UNCITRAL RULES" has the meaning ascribed to it in Clause 23.2;

     "UNITED STATES" or "US" means the United States of America;

     "US$" means United States dollars, the lawful currency of the United States of America; and

     "VALUER" has the meaning ascribed to it in Clause 4.3(E).

1.2  In this Agreement:

     (A) the headings are inserted for convenience only and shall not affect the construction and interpretation of this Agreement;

     (B) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) except to the extent that any amendment or modification enacted after the date hereof would materially affect the rights or obligations of any Party under this Agreement;

     (C) all time and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;

     (D) unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

     (E) references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement; and

     (F) all Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include such Recitals and Schedules.

1.3 Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all reasonable rights and powers of Control over the affairs of any other Person which that Party is able to reasonably exercise (whether directly or indirectly) in order to secure performance of that obligation.

2.   GUARANTEE

     The Founder guarantees to the Investors the due and timely performance by the Company and the PRC Subsidiaries of their respective obligations under this Agreement. In the event that the Company or any of the PRC Subsidiaries fails to comply with any of its obligations under this Agreement, the Founder undertakes to procure the prompt compliance by the Company or the relevant PRC Subsidiary (as the case may be) of such obligations and indemnify each of the Investors on demand from and against all or any losses, costs, expenses damages, claims and liabilities borne, suffered or incurred by the Investor arising or resulting from or in connection with such failure of the Company or the PRC Subsidiary (as the case may be) to perform its obligations set out in this Agreement.

3.   OWNERSHIP OF EQUITY SECURITIES

3.1 The Founder represents and warrants to the Investors that each of the following statements is true:

     (A) the Founder owns beneficially the number and types of Equity Securities set out opposite his name in Schedule 1, and that he has not pledged, hypothecated or granted any security interest in such Equity Securities to any Person (except as disclosed in the Disclosure Letter referred to in the Subscription Agreement);

     (B) he has not granted to any Person any right to purchase or otherwise acquire any interest in such Equity Securities save as contemplated by this Agreement, the Subscription Agreement and the Articles of Incorporation and By-Laws and except the ATS Arrangement;

     (C) he owns such Equity Securities free and clear of all Encumbrance save as contemplated by this Agreement and the Articles of Incorporation and By-Laws and except the ATS Arrangement;

     (D) he has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by him and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on his part (where applicable), and no other consent or approval (corporate or otherwise) on his part or the part of any other Person are necessary for him to enter into this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by him and constitutes a legal, valid and binding obligation of his enforceable against him in accordance with its terms; and

     (E) the execution, delivery and performance of this Agreement by him and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or violate any Applicable Law in any material respect; (b) result in the creation of any Encumbrance over any Equity Securities owned by him save as contemplated by this Agreement or the Subscription Agreement; or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which he is a party or by which any Equity Securities owned by him or any of his other assets may be bound.

4.   TRANSFERS OF EQUITY SECURITIES

4.1  Upon First Completion:

     (A) the Founder shall not, directly or indirectly, effect or facilitate a Transfer of all or any portion of his Equity Securities or other interests in the Company before the completion of a Qualified IPO unless (i) the prior written consent of all Investors is obtained and
          (ii) the Founder has complied with the provisions of Clauses 4.3 to 4.5; and

     (B) each of the Investors shall not, directly or indirectly, effect or facilitate a Transfer of all or any portion of its Equity Securities unless it has complied with the provisions of Clause 4.6.

4.2 Any purported Transfer by any Shareholder in violation of this Clause 4 or the Articles of Incorporation and By-Laws shall be null and void and of no force and effect and the purported transferee shall have no rights or privileges in or with respect to the Company. The Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in ownership of such Equity Securities purported to have been transferred.

4.3  Right of First Refusal

     (A) Subject to the provisions in Clause 4.1(A), if the Founder (the "TRANSFEROR") wishes to Transfer all or part of his Equity Securities to any Person, then such Transferor shall, prior to consummating any such desired Transfer, give to each Investor (each, the "REMAINING EQUITIES HOLDER") a written notice of his intention to make such Transfer (the "TRANSFER NOTICE"), which shall include (i) a description (including the class and the total number) of the Equity Securities to be transferred (the "OFFERED SECURITIES"); (ii) the identity of the prospective transferee(s); and (iii) the proposed offer price per Offered Security (the "OFFER PRICE") and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective bona fide transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. Once given, the Transfer Notice shall not be revoked save with the prior written consent of all Remaining Equities Holders.

     (B) (a) The Remaining Equities Holder(s) (an "EXERCISING PARTY") who wish(es) to purchase any Offered Securities shall provide the Transferor and the Company with a written notice (a "REPLY NOTICE") specifying the maximum number of any Offered Securities which it irrevocably commits to purchase (the "EXERCISE AMOUNT") within thirty (30) days of the receipt by an Exercising Party of the Transfer Notice. For the avoidance of doubt, such Exercising Party may specify in its Reply Notice an Exercise Amount higher or lower than its Proportionate Amount (as defined below). The Offered Securities shall be allocated among each Exercising Party in proportion to its respective Proportionate Amount (with rounding to avoid fractional shares), at the Offer Price and on the same material terms and conditions as specified in the Transfer Notice PROVIDED THAT in no event shall an amount greater than such Exercising Party's Exercise Amount be allocated to such Exercising Party.

          (b) Any Offered Securities not yet allocated to the Exercising Parties after employing the procedures set out in Clause 4.3(B)(a) (the "EXCESS OFFERED SECURITIES") shall be allocated, among all such Exercising Parties whose Exercise Amounts have not yet been satisfied, in proportion to each such Exercising Party's respective Excess Proportionate Amount (as defined below) (with rounding to avoid fractional shares), at the Offer Price and on the same material terms and conditions as specified in the Transfer Notice PROVIDED THAT in no event shall an Exercising Party be required to purchase more Equity Securities pursuant to this Clause 4.3(B)(b) than the Exercise Amount specified by such Exercising Party in its Reply Notice. The procedures set out in this Clause 4.3(B)(b) shall be repeatedly employed until the Exercise Amounts of all such Exercising Parties shall have been satisfied or until the total number of the Offered Securities shall have been fully allocated to the Exercising Parties after employing the procedures set out herein, whichever to occur first. The Remaining Equities Holder(s)'(s) right to purchase any Offered Securities pursuant to this Clause 4.3(B) shall be subject to Clause 4.3(C).

          (c) An Exercising Party's "PROPORTIONATE AMOUNT" is equal to the product obtainable by multiplying (x) the total number of Offered Securities, by (y) a fraction, the numerator of which shall be the number of Common Shares Equivalents owned by such Exercising

               Party on the date of the Transfer Notice and the denominator of which shall be the aggregate number of all Common Shares Equivalents owned by all the Exercising Parties on the date of the Transfer Notice.

          (d) An Exercising Party's "EXCESS PROPORTIONATE AMOUNT" is equal to the product obtainable by multiplying (x) the total number of Excess Offered Securities, by (y) a fraction, the numerator of which shall be the number of Common Shares Equivalents owned by such Exercising Party on the date of the Transfer Notice and the denominator of which shall be the aggregate number of Common Shares Equivalents owned by all the Exercising Parties on the date of the Transfer Notice whose Exercise Amount has not yet been satisfied after employing the procedures set out herein.

     (C) If and only if not all of the Offered Securities being offered by the Transferor are allocated to the Remaining Equities Holder(s) after employing the procedures set out in Clause 4.3(B), the Transferor shall still be obliged to sell the Offered Securities to the Exercising Party(s) but may sell the remaining Offered Securities to the prospective transferee(s) as specified in the Transfer Notice on terms not more favourable to the proposed transferee than as specified in the Transfer Notice in accordance with and subject to the terms set out in Clauses 4.4 and 4.5.

     (D) The completion of the purchase by the Exercising Parties of the Offered Securities pursuant to this Clause 4.3 shall occur at such a place and time as the parties to the transaction may agree, which shall not be later than forty-five (45) days after the receipt of the Transfer Notice by the Exercising Parties. At such closing, the Transferor shall deliver certificates representing the Offered Securities and share transfer form(s) for such Offered Securities duly executed by the Transferor and accompanied by all requisite transfer documents. The Transferor shall represent and warrant that the Offered Securities shall be free and clear of all Encumbrances and Liens (other than those imposed by this Agreement, the Registration Rights Agreement and the Articles of Incorporation and By-Laws) but subject to any registration requirements imposed by any Applicable Law and that he is the beneficial owner of the Offered Securities or otherwise has full authority to Transfer the Offered Securities. Each Exercising Party shall deliver at such completion to the Transferor by bank cheque the appropriate amount in respect of the Offered Securities to be purchased.

     (E) Should the Offer Price specified in the Transfer Notice be payable in securities or property other than cash or evidences of indebtedness, the Exercising Parties shall have the right to pay for the Offer Price in such securities or property or in the form of cash equal in amount to the fair market value of such securities or property, and the Transferor shall liaise with the Company before the dispatch of the Transfer Notice to appoint an independent third party valuer (the "VALUER") approved by the Company to determine such fair market value as at the latest practicable date reasonably selected by the Valuer. The determination of such fair market value by the Valuer shall, in the absence of manifest error, be final and binding for all parties concerned and shall be included in the Transfer Notice together with a copy of the report from the Valuer stating therein the basis for calculating such fair market value. The costs for appointing the Valuer for determination of such fair market value shall be borne solely by the Transferor. The Valuer shall act as expert and not as an arbitrator.

4.4  Right of Co-Sale

     (A) In respect of any Offered Securities proposed to be Transferred by the Transferor, an Investor, if it does not exercise its right of first refusal pursuant to Clause 4.3 shall, upon notifying the Transferor and the Company in writing (a "CO-SALE NOTICE") within thirty (30) days after the receipt by the Investor of the Transfer Notice, have the right to participate in the sale of such Offered Securities including, for the avoidance of doubt, sales effected to any Exercising Party pursuant to Clause 4.3, on the same terms and conditions as specified in the Transfer Notice. The Co-Sale Notice shall indicate the class and number (the "CO-SALE EXERCISE AMOUNT"), which shall be up to the Investor's Co-Sale Proportionate Amount (as defined below), of the Equity Securities (the "CO-SALE SECURITIES") which the Investor wishes to co-sell under its right to participate hereunder. To the extent that the Investor exercises its right of participation in accordance with the terms and conditions set forth in this Clause 4.4, the number of Offered Securities that the Transferor may sell shall be correspondingly reduced. In no event shall the Investor be allowed or required to sell more Equity Securities pursuant to this Clause 4.4 than the Co-Sale Exercise Amount as specified in its Co-Sale Notice.

     (B) Notwithstanding any contrary provision in this Clause 4.4, where the Offered Securities consist of Common Shares and the Investor has no Common Shares or insufficient Common Shares to participate in the sale of the Offered Securities, the Investor shall be entitled to exercise its right of co-sale by first converting any Convertible Securities it then holds into Common Shares, and to sell such converted Common Shares in the exercise of its rights under this Clause 4.4. The Company agrees to make any such conversion contingent upon the completion of the actual sale of such converted Common Shares by the Investor to any prospective purchaser pursuant to this Clause 4.4.

     (C) The Investor shall effect its participation in the co-sale by promptly delivering to the Company for transfer to the prospective purchaser or purchasers one or more certificates, share transfer form(s) for duly executed by the Investor (and accompanied by all requisite transfer documents), which represent the number of Co-Sale Securities which the Investor elects to sell pursuant to this Clause 4.4.

     (D) The share certificate or certificates and all requisite transfer documents that the Investor delivers to the Company pursuant to Clause 4.4(C) shall be transferred to the prospective purchaser or purchasers in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Company shall concurrently therewith remit to the Investor that portion of the sale proceeds to which the Investor is entitled by reason of its participation in the co-sale. To the extent that any prospective purchaser or purchasers refuses to purchase Common

          Shares or Convertible Notes (as the case may be) from the Investor exercising its rights of co-sale hereunder, the Transferor shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such prospective purchaser or purchasers shall purchase such Common Shares or Convertible Notes (as the case may be) from the Investor for the same consideration and on terms and conditions no less favourable to the Investor than as described in the Transfer Notice, provided that the Remaining Equities Holder(s) shall not be required to make any representations and warranties other than those on Encumbrance-free title of the Co-Sale Securities.

     (E) An Investor's "CO-SALE PROPORTIONATE AMOUNT" is equal to the product obtainable by multiplying (x) the total number of Offered Securities, by (y) a fraction, the numerator of which shall be the number of Common Shares Equivalents owned by such Investor on the date of the Transfer Notice and the denominator of which shall be the aggregate number of Common Shares Equivalents owned by the Transferor and all of the Investors who exercise the right of co-sale under this Clause 4.4, calculated as on the date of the Transfer Notice.

4.5  Non-Exercise of Rights

     (A) To the extent that all of the Remaining Equities Holder(s) has not/have not exercised its or their rights to purchase the Offered Securities under Clause 4.3 or if not all of the Offered Securities are allocated to the Remaining Equities Holder(s) after employing the procedures set out in Clause 4.3(B) but, subject to compliance with Clause 4.4 where applicable, then upon expiration of the forty-five
          (45) days from the date of receipt of the Transfer Notice by the Remaining Equities Holder(s), the Transferor shall have a period of twenty-eight (28) days from the expiration of such forty-five (45) days' period in which to sell any remaining portion of the Offered Securities upon terms and conditions no more favourable to the transferee than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice PROVIDED THAT no Shareholder and no Investor may sell or Transfer its Equity Securities unless and until (i) such transferee(s) have delivered to the Company and each of the Investors a duly executed Joinder Agreement, (ii) such Transfer will not be subject to or will be exempted from the prospectus and registration requirements under the Ontario Securities Act and (iii) where necessary, the transferee(s) shall sign and deliver to the Company an Accredited Investor Certificate in the form set out in schedule 8 to the Subscription Agreement.

     (B) In the event the Transferor does not consummate the sale or disposition of the Offered Securities within the twenty-eight (28) days' period as referred to in Clause 4.5(A), the Transferor shall not thereafter sell or Transfer any such Offered Securities without again first offering them in accordance with this Clause 4.

4.6  First Right of Negotiation

     Without prejudice to each Investor's right under Clauses 4.4 and 4.7(A), if an Investor wishes to Transfer all or part of its Equity Securities to any Person, it shall first negotiate with the Founder on terms of the intended Transfer before entering into agreement on the Transfer with any other Person. For the avoidance of doubt, the Investor may proceed with the Transfer to any Person apart from the Founder where no agreement has been reached between the Investor and the Founder on the intended Transfer within reasonable time.

4.7  Permitted Transfers

     (A) None of the restrictions and/or requirements contained in Clauses 4.1 to 4.6 with respect to Transfers of Equity Securities shall, subject to any Applicable Law, the Articles and By-Laws, apply to:

          (i) any Transfer of Equity Securities to achieve the Share Swap or the Reorganisation;

          (ii) any re-purchase or redemption of Equity Securities by the Company as one of the Reserved Matters;

          (iii) any Transfer as part of an IPO;

          (iv) any Transfer by an Investor to any of its Affiliates;

          (v) any Transfer by the Founder to a company or corporation which is wholly Controlled by the Founder; and

          (vi) any Transfer to the Executives by the Founder of Common Shares,

          Provided that such Transfer (save under paragraph (iii) above) will not be subject to or will be exempted from the prospectus and registration requirements under the Ontario Securities Act. Where necessary, the transferee(s) shall sign and deliver to the Company an Accredited Investor Certificate in the form set out in schedule 8 to the Subscription Agreement

     (B)  In the case of any Transfer described in Clause 4.7(A)(i), (iv) to
          (vi) (any such Transfer shall be referred to hereinafter as a "PERMITTED TRANSFER" and any such transferee being referred to as a "PERMITTED TRANSFEREE"):

          (i) each Permitted Transferee shall have executed and delivered to the Company and each of the Investors, as a condition precedent to any such Transfer or acquisition of the Equity Securities, a Joinder Agreement; and

          (ii) the Permitted Transfer shall not, in the Company's reasonable opinion formed after consulting the relevant stock exchange, regulatory body and professionals, adversely affect the IPO.

     (C) In the case of any Permitted Transfer described in Clause 4.7(A)(v), the Founder undertakes that:

          (i)  he shall give such representations and warranties as set out in
               Schedule 2, as a condition precedent to such Permitted Transfer;

          (ii) if the Share Pledging Agreements have not yet released at the material time, he shall ensure that he and the Permitted Transferee shall enter into share pledging agreements as pledgors with all the Investors as pledges in place of and on substantially the same terms as the Share Pledging Agreements, as a condition precedent to such Permitted Transfer;

          (iii) where the Permitted Transferee ceases to be wholly Controlled by the Founder at any time, the Founder shall ensure that the Permitted Transferee shall Transfer all Equity Securities then held by the Permitted Transfer to the Founder or another company or corporation wholly Controlled by the Founder; and

          (iv) he shall remain liable under the Subscription Agreement, this Agreement and the Transaction Documents even though the Permitted Transferee is to enter into a Joinder Agreement pursuant to Clause 4.7(B)(i), and such continuation of his liabilities shall be set out in that Joinder Agreement.

4.8  Legend

     Each certificate representing issued Equity Securities held as at First Completion or hereinafter acquired by any Person shall, subject to any Applicable Law, the Articles and the By-Laws and for as long as this Agreement remains effective, be stamped or otherwise imprinted with a legend in substantially the following form in the English language:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE DONE IN COMPLIANCE WITH AND PURSUANT TO THE TERMS OF THE INVESTMENT AGREEMENT DATED [DATE] (AS THE SAME MAY BE FURTHER AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME) AND ENTERED INTO, AMONG OTHERS, BETWEEN CANADIAN SOLAR INC. (THE "COMPANY") AND CERTAIN OTHER PERSONS (THE "INVESTMENT AGREEMENT"). THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY OTHER COUNTRY. THE INVESTMENT AGREEMENT (AS THE SAME MAY BE FURTHER AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME) SHALL, TO THE EXTENT APPLICABLE, BE DEEMED TO BE AN AGREEMENT PURSUANT TO SECTION 108(2) OF THE BUSINESS CORPORATIONS ACT (ONTARIO). UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS CERTIFICATE MUST NOT TRADE THE SECURITIES PRESENTED BY THIS CERTIFICATE BEFORE THE DATE THAT IS FOUR
          (4) MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE OF THIS CERTIFICATE AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY."

5.   PRE-EMPTIVE RIGHTS

5.1 If at anytime after First Completion, the Company proposes to issue any Equity Securities (after obtaining any requisite approval required as one of the Reserved Matters), the Company shall first offer such Equity Securities to each Investor in a written notice (an "ISSUANCE NOTICE") setting forth:

     (A) a description of the Equity Securities to be issued, including the rights and powers associated therewith;

     (B) the number of such Equity Securities to be offered (the "NEW SECURITIES"); and

     (C)  the price and terms upon which it proposes to offer the New
          Securities.

5.2 (A) Each Investor who wishes to purchase any New Securities (an "PRE-EMPTIVE PARTY") shall provide the Company with a written notice (the "EXERCISE NOTICE") specifying the maximum number of New Securities which it irrevocably commits to purchase (the "PRE-EMPTIVE AMOUNT") within thirty (30) days of the receipt by such Pre-emptive Party of the Issuance Notice. For the avoidance of doubt, each Pre-emptive Party may specify in its Exercise Notice a Pre-emptive Amount higher or lower than its Pro-rata Amount (as defined below). The New Securities shall be allocated among each Pre-emptive Party (with rounding to avoid fractional shares) in proportion to its respective Pro-rata Amount PROVIDED THAT in no event shall an amount greater than such Pre-emptive Party's Pre-emptive Amount be allocated to such Pre-emptive Party.

     (B) Any excess New Securities (the "EXCESS NEW SECURITIES") not yet allocated after employing the procedures set out in Clause 5.2(A) shall be allocated among all the Pre-emptive Parties whose Pre-emptive Amounts have not yet been satisfied in proportion to each such Pre-emptive Party's respective Excess Pro-rata Amount (as defined below) (with rounding to avoid fractional shares) PROVIDED THAT in no event shall a Pre-emptive Party be required to purchase more New Securities pursuant to this Clause 5.2(B) than as specified in the Exercise Notice of such Pre-emptive Party, and the procedures set out in this Clause 5.2(B) shall be repeatedly employed until the Pre-emptive Amounts of all Pre-emptive Parties shall have been satisfied or until the total number of the New Securities have been fully allocated to all the Pre-emptive Parties after employing the procedures set out in this Clause 5.2(B), whichever is to occur first.

     (C) For the purpose of this Clause 5.2, a Pre-emptive Party's "PRO-RATA AMOUNT" is equal to the product obtainable by multiplying (x) the total number of New Securities, by (y) a fraction, the numerator of which shall be the number of Common Shares Equivalents owned by such Pre-emptive Party on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Common Shares Equivalents owned by all the Pre-emptive Parties on the date of the Issuance Notice.

     (D) For the purpose of this Clause 5.2, a Pre-emptive Party's "EXCESS PRO-RATA AMOUNT" is equal to the product obtainable by multiplying (x) the total number of Excess New Securities, by (y) a fraction, the numerator of which shall be the number of Common Shares Equivalents owned by such Pre-emptive Party on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Common Shares Equivalents owned by all the Pre-emptive Parties on the date of the Issuance Notice whose Pre-emptive Amounts have not yet been satisfied after employing the procedures set out in this Clause 5.2.

5.3 If there remain excess New Securities after employing the procedures set out in Clauses 5.2(A) and 5.2(B) or if no Investor exercises its right under this Clause 5 to purchase New Securities within thirty (30) days following the receipt by all Investors of the Issuance Notice, the unsubscribed New Securities may be offered by the Company within sixty (60) days thereafter to any Person at a price not less, and upon terms no more favourable to such Person than specified in the Issuance Notice, PROVIDED THAT no New Securities shall be allotted or issued to any Person who is not a Party unless and until (i) such Person has delivered to the Company and each of the Investors a duly executed Joinder Agreement, (ii) such issuance will not be subject to or will be exempted from the prospectus and registration requirements under the Ontario Securities Act and (iii) where necessary, such Person shall sign and deliver to the Company an Accredited Investor Certificate in the form set out in schedule 8 to the Subscription Agreement. If the Company does not enter into an agreement for the sale of the unsubscribed New Securities within such sixty (60) days' period or, if such agreement is not completed within thirty (30) days after the execution thereof, the Company shall not thereafter issue or sell any such unsubscribed New Securities without again first offering such unsubscribed securities in the manner provided in Clauses 5.1 and 5.2.

5.4 Notwithstanding anything stated to the contrary herein, the pre-emptive rights described in this Clause 5 shall not apply to:

     (A)  Common Shares issued or offered in a Qualified IPO;

     (B)  Convertible Notes issued pursuant to the Subscription Agreement;

     (C) Common Shares issued upon exercise of the conversion right attached to the Convertible Notes;

     (D) Equity Securities issued in connection with a share split, scrip dividend or other similar event in which all Pre-emptive Parties are entitled to participate on a pro rata basis;

     (E) options granted under the ESOP for issuance of in aggregate up to One Million (1,000,000) Common Shares (on the basis that the total expected number of Common Shares to be in issue on a Fully-Diluted Basis after issue of all Common Shares to ATS, pursuant to the ESOP and upon conversion of all Convertible Notes will be Ten Million (10,000,000));

     (F) in aggregate not more than One Million (1,000,000) Common Shares issued under the ESOP (on the basis that the total expected number of Common Shares to be in issue on a Fully-Diluted Basis after issue of all Common Shares to ATS, pursuant to the ESOP and upon conversion of all Convertible Notes will be Ten Million (10,000,000)), provided that the

          Person to whom the Common Shares are issued shall have delivered to the Company and each of the Investors a duly executed Joinder Agreement as a condition precedent to the issuance; and

     (G) Common Shares to be issued to ATS pursuant to the ATS Arrangement or otherwise, provided that ATS shall have delivered to the Company and each of the Investors a duly executed Joinder Agreement as a condition precedent to the issuance,

     Provided further that such issuance (save under paragraph (A) above) will not be subject to or will be exempted from the prospectus and registration requirements under the Ontario Securities Act. Where necessary, the Person to which the issuance is made shall sign and deliver to the Company an Accredited Investor Certificate in the form set out in schedule 8 to the Subscription Agreement

6.   UNDERTAKINGS AFTER FIRST COMPLETION

6.1  In respect of an IPO, all Parties agree that:

     (A) the Group may effect a reorganisation for the purpose of achieving an IPO (the "REORGANISATION"), including the formation of ListCo, the sale of all Equity Securities to ListCo and the issue of securities by ListCo to the then holder of Equity Securities (the "SHARE SWAP");

     (B) where a Reorganisation is required, the timing and the terms of the Reorganisation shall be subject to the approval of the Board and the Investors and shall provide the Investors with the rights and benefits which are the same in all material respects to those existing under this Agreement, the Subscription Agreement and the Transaction Documents;

     (C) the Company and the Founder shall, jointly and severally, indemnify and keep indemnified the Investors against all Taxes which may be charged or chargeable on the Investors in respect of the share transfers contemplated in the Reorganisation;

     (D) at an IPO (whether or not a Qualified IPO) each Investor shall have the right to sell its pro-rata number of shares (based on the aggregate number of shares that will be in issue in the capital of the Company or ListCo (as the case may be) immediately after full conversion of all Convertible Notes) in the IPO at the price and on other terms not less favourable to such Investor than to other selling Shareholder in the IPO or, where there is no other selling Shareholder, to the Company or ListCo (as the case may be);

     (E) to the extent permitted by the relevant stock exchange and regulatory body, all costs and expenses (excluding underwriting discounts and commissions but including fees of counsel to selling shareholders and all other expenses related to the IPO or the registration in relation to the IPO) in connection with the shares of the Investor being sold in the IPO as referred to in Clause 6.1(D) shall be borne by the Company; and

     (F) the right of the Investor referred to in Clause 6.1(D) shall be freely assigned together with the Transfer of any Equity Securities owned or held by the

          Investor.

6.2  The Company undertakes with the Investors that at any time after First
     Completion:

     (A) the Group's consolidated debt (excluding the debt underlying the Convertible Notes) shall not exceed one and a half (1.5) times of the Group's consolidated tangible net worth; and

     (B) the ratio of the Group's earnings before interest and tax to the Group's interest shall always exceed three and a half (3.5) times.

6.3 The Company shall (A) take out key person life and liability insurance policies for the Founder and director's liability insurance for each Investor's Director for such an insured amount, on such other terms and conditions and at such time agreed upon by the Company and the Investors and (B) deliver to each Investor certified copies of such policies forthwith after the policies have been taken out. The Company shall deliver to each Investor all such necessary documents in relation to any liability incurred by any of the persons referred to above in the course of discharging their duties as Directors or officers of the Company which has arisen or will arise a claim under such insurance policies.

6.4 The Company shall permit any representative designated by each Investor, at such Investor's expense, to visit and inspect any of the properties of any Group Company, including its books of account and records (and to make copies thereof and to take extracts therefrom) and facilities, and to discuss that Group Company's affairs, finances and accounts with its officers or employees, the Group's Company's auditors and legal advisers, or representatives of that Group Company's lenders, at such reasonable times with reasonable prior notice by the Investor.

6.5 Where any banking facilities made available to an Group Company by its bankers have been withdrawn, the Company shall, and shall procure the relevant Group Company to, use its best efforts to restore adequate banking facilities for its normal operation of business.

6.6 (A) The Founder undertakes to the Company and the Investors that for so long as he has any beneficial interest in any Equity Securities either directly or indirectly or he remains to be a Director or an officer of any Group Company, and for a period of twelve (12) months after he ceases to be so interested or ceases to be a Director or officer of any Group Company (as the case may be), he will not, without the prior written consent of all the Investors:

          (i) in the PRC and such other territories where the Group carries on its business or part thereof (the "TERRITORY") either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, adviser, agent or otherwise carry on any business in direct competition with the business or proposed business of the Group;

          (ii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other person solicit or entice away or attempt to solicit or entice away from any Group Company, the custom of any person, firm, company or organization who is or shall at any time within twelve
               (12) months prior to such cessation have been a customer, client, representative, agent or correspondent of such Group Company;

          (iii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from any Group Company any person who is or shall have been at the date of or within twelve (12) months prior to such cessation an officer, manager, consultant or employee of any such Group Company, whether or not such person would commit a breach of contract by reason of leaving such employment; and

          (iv) neither he nor any of his Affiliates will at any time hereafter, in relation to any trade, business or company use a name including any word used by any Group Company in its name or in the name of any of its products, services or their derivative terms, or the Chinese or English equivalent or any similar word in such a way as to be capable of or likely to be confused with the name of any Group Company or the product or services or any other products or services of any Group Company, and shall use all reasonable endeavours to procure that no such name shall be used by any of his/her Affiliates or otherwise by any person with which he/she is connected.

     (B) Each and every obligation under Clause 6.6(A) shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts which are unenforceable shall be deleted from such clause and any such deletion shall not affect the enforceability of the remainder parts of such clause.

     (C) The Founder, the Company and the Investors agree that having regard to all the circumstances, the restrictive covenants contained in Clause 6.6(A) are reasonable and necessary for the protection of the Group and the Investors, and further agree that having regard to those circumstances the said covenants are not excessive or unduly onerous upon the Founder. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Group or the Investors, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

     (D) The Founder, the Company and the Investors further agree that if the Founder breaches any undertaking herein, damages may not be an adequate remedy in which case such undertaking may be enforced by injunction, order for specific performance or such other equitable release as a court of competent jurisdiction may see fit to award.

6.7 (A) The Parties foresee that the Founder has created and may create Intellectual Property Rights in the course of his duties as a director, employee, consultant or agent of any Group Company and agree and acknowledge that the Founder has a special responsibility in such respect to further the interests of the Group.

     (B) Any invention, production, improvement or design made or process or information discovered or copyright work or trade mark or trade name or get-up source code or any other Intellectual Property Rights created by the Founder during the continuance of his office of directorship or employment with any Group Company (whether before or after the date hereof or whether capable of being patented or registered or not and whether or not made or discovered in the course of his office of directorship or employment with any Group Company) in conjunction with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use by any Group Company shall forthwith be disclosed to the Company and shall belong to and be the absolute property of such Group Company as the Company may direct.

     (C) The Founder, if and whenever required to do by the Company or any of the Investors, shall at the expense of the Group apply or join with the relevant Group Company in applying for patent or other protection or registration for any such Intellectual Property Rights referred to in Clause 6.7(B) which belongs to such Group Company, and shall at the expense of such Group Company execute and do all instruments and things necessary for vesting the said patent or other protection or registration when obtained and all right title and interest to and in the same in such Group Company absolutely as the sole beneficial owner.

     (D) The Founder hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this Clause 6.7.

6.8 The Founder undertakes to assume whatever liabilities or obligations (whether or not contingent in nature) arising from the ATS Arrangement and agrees to indemnify each of the Group Companies and the Investors on demand from and against all or any losses, costs, expenses damages, claims and liabilities borne, suffered or incurred by it arising or resulting from or in connection with the ATS Arrangement.

6.9 Where any PRC legal counsel to the Company or to any Investor are of the view that the Notice on Foreign Exchange Control Issues Relating to Financing and Reverse Investment by Domestic Residents Through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange of the PRC ([chinese characters]) on 21 October 2005 is applicable to the Founder or any other Person, the Founder shall, and shall ensure that the relevant Person(s) shall, complete all foreign exchange registration procedures in accordance with, and within the time limit set out in, such notice.

6.10 The Founder and the Company undertake that the summation of (i) the number of

     Common Shares issued or to be issued in relation to options already granted under the ESOP and (ii) the number of Common Shares Transferred to the Executives under Clause 4.7(A)(vi) shall, at any time after 31 March 2006, not be less than ten per cent. (10%) of the total Common Shares in the enlarged share capital of the Company calculated on a Fully-Diluted Basis.

7.   DIRECTORS AND MANAGEMENT

7.1 The Board shall be responsible for the overall direction, supervision and management of the Company and shall ensure that all Group Companies shall conduct their businesses in accordance with instructions of the Board. The Board shall not, however, take any decision which may contravene with the provisions set out in Clause 9 in relation to any of the Reserved Matters unless approval shall have been obtained in accordance with Clause 9.

7.2  Following the First Completion:

     (A) the Board shall consist of up to seven (7) Directors including an Investor's Director nominated by each Investor; and

     (B) the Board shall establish a compensation committee (the "COMPENSATION COMMITTEE"), the duties of which shall include, among other things, consider and approve the remuneration of members of the senior management of each Group Company and the terms of the ESOP and grant options under the ESOP.

7.3 At all times whilst an Investor (or any Affiliates thereof) holds any Equity Securities:

     (A) it shall have the right to nominate one Person to the Board as a Director and as a member of any committee of the Board (including but not limited to the Compensation Committee) and one Person to the board of director of each subsidiary of the Company (each Person nominated by each Investor being referred in this Agreement as the "INVESTOR'S DIRECTOR") and, for the avoidance of doubt, each Investor's Director shall have the voting rights of, where applicable, any Director in any Board meeting, any committee of the Board in accordance with the By-Laws and any director in any board meeting of the relevant subsidiary of the Company in accordance with the constitutional documents of that subsidiary;

     (B) upon the death, resignation or incapacity of an Investor's Director appointed in accordance with Clause 7.3(A), the Investor shall be entitled to appoint such Investor's Director's replacement to the Board, the relevant committee of the Board and the board of the relevant subsidiary of the Company;

     (C) an Investor's Director may be removed from office by notice to the Company of the Investor and the Investor shall be entitled to appoint a successor to fill the resulting vacancy. The Founder hereby agrees to procure that an Investor's Director appointed pursuant to Clause 7.3(A) or 10.3(B) shall not be removed from such position unless the relevant Investor expressly consents in writing to such removal; and

     (D)  where an Investor does not exercise its rights under Clause 7.3(A) or
          (B), it shall have be entitled to nominate a representative (each, an "OBSERVER") to attend, at its own expense, all meetings of the Board, all committees of the Board and the boards of all subsidiaries of the Company. An Observer is entitled to receive all notices of meetings of the Board, all committees of the Board and the boards of all subsidiaries of the Company as well as copies of all minutes, consents and other materials, financial or otherwise, in the same manner as such notices, minutes, consents and other materials are provided to, where applicable, any Director or any director of any subsidiary of the Company. An Observer shall have full rights of audience and may speak at all relevant meetings, but shall not be entitled to vote or be counted towards the quorum at any such meetings.

7.4 At least seven (7) Business Days written notice shall be given to each Director (and each Observer, where applicable) of any meeting of the Board, any committee of the Board and the board of any subsidiary of the Company. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting and shall be copied to each Investor at the same time as it is sent to the Directors (and the Observers, where applicable). No amendments or additions shall be made to such agenda following such delivery without the unanimous consent of all the Directors. The Company shall procure that draft minutes of all meetings of the Board, all committees of the Board and the boards of all subsidiaries of the Company are sent to each of the Directors (and the Observers, where applicable) and the Investors within Fourteen (14) Business Days after the holding of such meetings.

7.5 Any Director (and any Observer, where applicable) may participate in any meeting of the Board, any committee of the Board and the board of any subsidiary of the Company by telephone, video conferencing or other means by which all participants may speak and hear each other, and any Director so participating shall be deemed to be present in person at such meeting.

7.6 Meetings of the Board shall be held at least once every three (3) calendar months and, subject to Clause 9, matters arising at any meeting of the Board or any committee of the Board shall be decided by a simple majority of votes, provided that in the case of a meeting of the Compensation Committee, the majority of votes shall include the favourable votes of the Investor's Director appointed by each Investor. The quorum necessary for the transaction of business at a meeting of the Board or any committee of the Board shall be at least three (3) Directors present in person or by telephone or video conference including the Investor's Director nominated by each Investor where the membership of the Board or the relevant committee comprises of such Investor's Director. If, within one hour from the time of the meeting specified in the notice given pursuant to Clause 7.4, such a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present, those Directors present, provided that there are at least two (2) Directors present (and, in the case of a meeting of the Compensation Committee only, the Investor's Director nominated by each Investor) shall be deemed a quorum and may, subject to Clause 9, transact the business for which the adjourned meeting was originally convened.

7.7 A resolution signed in writing by all the Directors (which resolution may consist of several counterparts) shall be as valid and effective as if passed at a duly convened meeting of the Board. A resolution signed in writing by all members of a committee of the Board (which resolution may consist of several counterparts) shall be as valid and effective as if passed at a duly convened meeting of that committee.

7.8 The Company, the PRC Subsidiaries and the Founder shall procure that all directors of all Group Companies and all members of Group's senior management, but excluding any Investor's Director and any non-executive director or any Group Company:

     (B)  shall devote substantially all their time to the Group's business; and

     (C) shall not engage directly or indirectly in a business which competes with the Group's business or proposed business.

7.9 The Parties agree and acknowledge that the number of directors of each PRC Subsidiary shall be increased from three (3) to five (5) and the Company undertakes to take the appropriate actions to achieve such increase as soon as practical after the date hereof.

8.   MEETINGS OF SHAREHOLDERS

8.1 Meetings of Shareholder shall be held at least once every twelve (12) calendar months and, subject to Clause 9.

8.2 At least fourteen (14) Business Days written notice of any meeting of Shareholders shall be given to each Shareholder by the Board (or such longer period as may be required by law for any specific matters) unless all Shareholders agree in writing to a shorter notice period. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting.

8.3 Any Shareholder may participate in any meeting of Shareholders by telephone, video conferencing or other means by which all participants may speak and hear each other, and any Shareholder so participating shall be deemed to be present in person at such meeting.

8.4 If, within one hour from the time of the meeting specified in the notice given pursuant to Clause 8.2, a quorum is still not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present, the Shareholder(s) present, provided that the Shareholder(s) present in person or by proxy together holding not less than fifty per cent. (50%) of all the issued and outstanding Common Shares shall be deemed a quorum.

8.5 A resolution in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at meetings of Shareholders shall be as valid and effective as if the same had been passed at a meeting of Shareholders duly convened and held.

9.   RESERVED MATTERS

9.1 The Company, the PRC Subsidiaries and the Founder undertake to the Investors, and each of the Shareholders (other than an Investor who holds any Common Shares) undertakes to the other Shareholders that, following the First Completion it/he shall exercise all its/his powers in relation to the Company and/or other Group Companies (including the PRC Subsidiaries) so as to procure that, subject to any Applicable Law, the following matters (the "RESERVED MATTERS") shall not be effected, and no agreement or commitment to engage in any such matters shall be entered into by the Company or any other Group Companies (with references herein to the "Company" deemed to be read also as a reference to all of the other Group Companies under this Clause 9.1), except as contemplated in this Agreement, the Subscription Agreement and the Transaction Documents:

     9.1.1 without the prior written consent of all Investors:

          (A) make any loans or investments or acquire any securities (listed or unlisted) or grant any loans or give any credit (other than normal trade credit or to other Group Companies) or give any guarantee or indemnity (save to the Company's bankers to secure borrowings by the Company within the agreed limit) with an aggregate accumulative value at any time being in excess of Five Hundred Thousand United States Dollars (US$500,000);

          (B) acquire, grant an operating right in relation to or otherwise dispose of any shares or securities or material part of its business or assets (excluding current assets) with an aggregate accumulative value for any financial year being in excess of One Million United States Dollars (US$1,000,000),

          (C)  make any material change in the nature of its business;

          (D) enter into transactions not on a bona fide arm's length basis or not in the ordinary course of business;

          (E) enter into any arrangement with any of its directors or shareholders or any Related Party Transactions (except pursuant to the ESOP);

          (F) change its auditors or accounting reference date or accounting policies and bases;

          (G)  adopt or approve any business plan or annual budget;

          (H) pass any resolution for or which would result in the winding up, liquidation or entering into administration or receivership of any Group Company; or undertake any amalgamation or merger (other for the purpose of a Reorganisation or a Share Swap), reconstruction or liquidation exercise concerning any Group Company; or apply for the appointment of a receiver, manager or judicial manager or like officer of any Group Company or any material assets thereof;

          (I) create or issue any new class of shares having preference over the Common Shares or equity interests in issue as at the date hereof, or do any act which has the effect of diluting or reducing the effective shareholding of any Investor in the Company on a Fully-Diluted Basis, save for the purpose of implementing the ESOP and issue of up to 700,000 Common Shares to ATS (on the basis of the shareholding structure set out in Schedule 1);

          (J) select the listing exchange or the underwriters for an IPO or approve the valuation and terms and conditions for the IPO, whether or not the IPO is a Qualified IPO;

          (K) change its authorized or issued share capital, constitutional documents, or capitalize any debenture (except conversion of the Convertible Notes and issue of Common Shares upon exercise of options granted under the ESOP), or re-purchase, redeem or acquire any securities (except as provided in the conditions of the Convertible Notes);

          (L) issue any new shares or options or other securities (including warrants, options or other rights to acquire shares) for acquisitions or otherwise (except pursuant to the ESOP);

          (M) enter into any joint venture, partnership or consortium arrangement;

          (N) enter into any contract or arrangement which involves a consideration or payment or receipt exceeding Five Million United States Dollars (US$5,000,000) to be made within any one year; or

          (O) make any capital commitment of an amount exceeding Two Million United States Dollars (US$2,000,000);

     9.1.2 without the favourable votes from the Investor's Director nominated by each Investor in a duly convened meeting of the Board or the relevant committee of the Board:

          (A) hire any Person as the chief financial officer, the chief operation officer and any position with vice-president titles;

          (B) approve the terms of the ESOP, or any new employee share or stock option plan apart from the ESOP;

          (C) change the terms of employment of any employee whose base salary is in excess of Fifty Thousand United States Dollars (US$50,000) per annum; or

          (D) declare, make or pay any dividend or distribution to its shareholders.

9.1 Each of the Company and the PRC Subsidiaries agrees that it will exercise or refrain from exercising any voting rights or other powers of Control which it may have in or over any of its directly owned subsidiaries (each a "DIRECTLY OWNED SUBSIDIARY") so as to ensure that none of the actions set out in Clause 9.1 will be taken by any such Directly Owned Subsidiary without the same prior approval as required under Clause 9.1, insofar as it is not inconsistent with or contrary to the

     Applicable Law of the jurisdiction in which such Directly Owned Subsidiary is organised or the constitutional document of such Directly Owned Subsidiary.

9.2 Each of the Company and the PRC Subsidiaries also agrees that it will procure each of its Directly Owned Subsidiaries to exercise or refrain from exercising any voting rights or other powers of Control (whether direct or indirect) which it may have in or over any company which is an indirectly owned subsidiary of the Company (an "INDIRECTLY OWNED SUBSIDIARY") so as to ensure that none of the actions set out in Clause 9.1 will be taken by such Indirectly Owned Subsidiary without the same prior approval as required under Clause 9.1, insofar as it is not inconsistent with or contrary to the Applicable Law of the jurisdiction in which such Indirectly Owned Subsidiary is organised or the constitutional document of such Indirectly Owned Subsidiary.

10.  INFORMATION RIGHTS

10.1 Following the First Completion, the Company shall supply each of the Investors with:

     (A) audited consolidated profit and loss accounts, balance sheets and statements of cash flow of the Group within three (3) months after the end of each financial year;

     (B) monthly consolidated management accounts of the Company and individual company standard accounts for each other Group Company within fifteen
          (15) Business Days after each month end;

     (C)  quarterly consolidated management accounts of the Group within thirty
          (30) days after each quarter end;

     (D)  annual budgets and trading forecasts of the Group not less than thirty
          (30) days prior to the commencement of each financial year;

     (E) all other information which an Investor may reasonably require within seven (7) days of the Company's receipt of a notice requesting such information or, where the Company provides a clear demonstration of best efforts if more than seven (7) days are required, within the deadline indicated by the Company;

     (F) full details of any progress in relation to any IPO as soon as practicable;

     (G) prompt notification of any withdrawal of banking facilities made available to any Group Company;

     (H) prompt notification of any material dispute, litigation or arbitration and of any circumstances that would likely give rise to material dispute, litigation or arbitration;

     (I) prior notification of any change in the equity holding percentages of the Company in any of its subsidiaries or affiliates or any joint venture to which the Company is a party; and

     (J) promptly upon written request from an Investor the then current versions of (i) this Agreement, other related investment documents (including the Subscription Agreement and the Transaction Documents) and all documents relating to any subsequent financings by the Company, the management of the Company or otherwise affecting the Convertible Notes or Shares issued upon conversion of the Convertible Notes, each bearing the signatures of all parties and (ii) of the Articles of Incorporation and By-Laws, bearing the file stamp of the relevant Governmental Authority, in each case with all amendments and restatements.

10.2 All financial statements referred to in Clause 10.1 shall be prepared in accordance with IAS and presented to the Investors in English language. The documents to be provided under Clause 10.1 may be delivered in either hard copies or in Portable Document Format (PDF).

11.  PAYMENT AND TAXES

     All payments to be made to the Investors by any of the other Parties under this Agreement shall be made:

     (A) in full without any Person being able to set-off any amounts due to it or claimed by it; and

     (B) without withholding or deduction of or on account of any present or future Taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of Hong Kong, Canada or any authority therein or thereof having power to tax unless the withholding or deduction of such Taxes, duties, assessments or governmental charges is required by law. In that event, the paying Party shall pay such additional amounts as may be necessary in order that the net amounts received by the relevant Investor after such withholding or deduction shall equal the respective amounts receivable by the Investor in the absence of such withholding or deduction.

12.  ANNOUNCEMENTS AND CONFIDENTIALITY

12.1 Disclosure of Terms. Each Party acknowledges that the terms and conditions (collectively, the "FINANCING TERMS") of the Subscription Agreement, this Agreement, the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth in this Clause 12. Each Investor agrees severally with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company or its advisers to, or communications between the Company and such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor's release of the information.

12.2 Press Releases. Within sixty (60) days from First Completion, the Company may issue a press release disclosing that the Investors have invested in the Company provided that (a) the release does not disclose any of the Financing Terms, (b) the press release does not disclose the amount or other specific terms of the investment contemplated under the Subscription Agreement, this Agreement and the Transaction Documents, and (c) the final form of the press release is approved in advance in writing by each Investor mentioned therein. Investors' names and the fact that Investors have made an investment in the Company can be included in a reusable press release boilerplate statement, so long as each Investor has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor's prior written consent, which consent may be withheld at such Investor's sole discretion.

12.3 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

     (A) the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

     (B) each Investor may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their consent, disclose such Investor's investment in the Company to third parties or to the public at its sole discretion and, if it does so, the other Parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor;

     (C)  each Investor shall have the right to disclose:

          (i) any information to such Investor's and/or its fund manager's and/or its Affiliate's legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investment counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

          (ii) any information for fund and inter-fund reporting purposes;

          (iii) any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of Hong Kong, the China Securities and

               Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues); and/or

          (iv) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company, and

          (v) any information contained in press releases or public announcements of the Company pursuant to Clause 12.2.

     (D) the confidentiality obligations set out in this Clause 12 do not apply to:

          (i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Clause 12 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

          (ii) information the disclosure of which is necessary in order to comply with any Applicable Law, the order of any court, the requirements of a stock exchange or to obtain Tax clearance or other clearances or consents from any relevant authority; or

          (iii) information disclosed by any Director (and any Observer, where applicable) to his/her appointer or any of its Affiliate or otherwise in accordance with the foregoing provisions of this Clause 12.3.

12.4 Each Party agrees that an Investor's Director (and an Observer, where applicable) shall be entitled to report all matters concerning the Group, including but not limited to matters discussed at any meeting of the Board and of any committee of the Board, to his/her respective appointer, and that each the Investor's Directors (and each Observer, where applicable) may take advice and obtain instructions from his/her respective appointer, but without prejudice to the Investor's Director's obligation to act at all times in the best interests of the Company or the relevant subsidiary of the Company (where applicable).

12.5 The obligations contained in this Clause 12 shall endure, even after the termination of this Agreement, without limit in point of time except to the extent that and until any confidential information enters the public domain as set out above.

13.  TERMINATION OF THIS AGREEMENT

13.1 This Agreement (save for any provisions which shall come into or continue to be in force and effect on or after the termination of this Agreement as expressly stated herein, in the Subscription Agreement or the Transaction Documents and those provisions which are necessary for the purposes of interpretation of this Agreement in respect thereof) shall terminate and cease to have effect on the earliest of the date on which:

     (A)  a Qualified IPO is completed; or

     (B) this Agreement is terminated by operations of law or by mutual agreement of all the Shareholders from time to time,

     PROVIDED THAT upon the Transfer by any Person of all Equity Securities owned by it in accordance with the provisions hereof, such Person shall automatically cease to be a Party and shall have no further rights or obligations hereunder

13.2 The termination of this Agreement or rights and obligations hereunder shall not apply to (a) the public offering or registration rights of the Investors under the Registration Rights Agreement, (b) the rights and obligations under the undertakings referred to in clause 3.1(G) of the Subscription Agreement and (c) the rights and obligations under Clause 12 (where applicable).

13.3 Any termination pursuant to Clause 13.1 shall be without prejudice to any accrued rights and liabilities of the Parties.

14.  ENTIRE AGREEMENT

     This Agreement sets out the entire agreement and understanding between the Parties in respect of the transactions and matters contemplated under this Agreement.

15.  VARIATION

     No variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

16.  SUCCESSORS AND ASSIGNS

     All rights, covenants and agreements of the Parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure for the benefit of their respective successors or permitted assigns.

17.  INVALIDITY

     If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

18.  WAIVER

18.1 No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.2 Any waiver of any provision of this Agreement, and any consent by a Party under any provision of this Agreement, must be in writing. Any waiver or consent shall be effective only for that instance and for the purpose for which it is given.

19.  THIS AGREEMENT

     The Parties acknowledge and agree that: (a) to the extent applicable, this Agreement shall be deemed to be an agreement pursuant to section 108(2) of the Business Corporations Act (Ontario) and (b) where there is any conflict between the provisions of this Agreement and the Subscription Agreement on one hand and the Articles and By-Laws on the other hand, the provisions of this Agreement and the Subscription Agreement shall prevail.

20.  NOTICES

20.1 Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and may be delivered personally or sent by registered airmail or postage prepaid, by a recognized courier service or by facsimile transmission to the address of the other Parties set forth below. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

     (A) notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

     (B) notices given by registered airmail or postage prepaid shall be deemed effectively given on the fifth (5th) Business Day after the date on which they were mailed (as indicated by the postmark);

     (C) notices given by courier shall be deemed effectively given on the second (2nd) Business Day after they were sent by recognized courier service; and

     (D) notices given by facsimile transmission shall be deemed effectively given immediately following confirmation of its transmission as recorded by the sender's facsimile machine.

          TO THE COMPANY OR ANY OF THE PRC SUBSIDIARIES:

          Address:                  [chinese characters]
                                    (Building A6, Export Processing Zone
                                    Suzhou New & Hi-Tech District
                                    Jiangsu Province 215151
                                    The People's Republic of China)
          Fax Number:               86-512-62696016
          Attention:                The President

          TO THE FUNDS:
          c/o HSBC Private Equity
          (Asia) Ltd.
          Address:                  Level 17, 1 Queen's Road Central
                                    Hong Kong
          Fax Number:               +852 2845-9992
          Attention:                The Managing Director

          TO JAFCO:
          c/o JAFCO Investment
          (Asia Pacific) Ltd
          Address:                  6 Battery Road
                                    #42-01 Singapore 049909
          Fax Number:               +65 6221-3690
          Attention:                The President

          With a copy to:
          JAFCO Investment
          (Hong Kong) Ltd.
          Address:                  30/F Two International Finance Centre
                                    8 Finance Street
                                    Central
                                    Hong Kong
          Fax Number:               +852 2536-1979
          Attention:                General Manager
          Email:                    All E-mail correspondence to
                                    vincent.chan@jafcoasia.com and
                                    sam.lai@jafcoasia.com

          TO THE FOUNDER:
          Address:                  [chinese characters]
                                    (Building A6, Export Processing Zone
                                    Suzhou New & Hi-Tech District
                                    Jiangsu Province 215151
                                    The People's Republic of China)
          Fax Number:               86-512-62696016

20.2 Any Party may at any time change its address or fax number for service of notices in writing delivered to the other Parties in accordance with this Clause 20.

21.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument.

22.  PROCESS AGENTS

22.1 Each Party hereby irrevocably appoints the Person set out opposite its name below as its respective agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not such service of process is forwarded to such Party by its agent or received by it, and each Party warrants and undertakes to the other Parties that the agent appointed by it hereunder is a company incorporated in Hong Kong and the address of such agent set out below is its registered office address in Hong Kong:

                                                      AGENT /
              PARTY                          REGISTERED OFFICE ADDRESS
              -----                          -------------------------
For the Company, the Founder and   Key Consultant Limited
the PRC Subsidiaries:
                                   Address: Unit 710, 7th Floor, Bank of America
                                   Tower, 12 Harcourt Road, Central, Hong Kong

The Funds                          HSBC Private Equity (Asia) Ltd.

                                   Address: Level 17, 1 Queen's Road Central,
                                   Hong Kong

JAFCO                              JAFCO Investment (Hong Kong) Ltd.

                                   Address: 30/F Two International Finance
                                   Centre, 8 Finance Street, Central, Hong Kong

22.2 If a process agent appointed by any Party pursuant to Clause 22.1 ceases to be able to act as such or to have a registered office address in Hong Kong, the Party which appoints such process agent shall appoint a new process agent, which shall be a company incorporated in Hong Kong, and to deliver to the other Parties, before the expiry of fourteen (14) days from the date on which such process agent ceases to be able to act as such or to have a registered office address in Hong Kong, a copy of the written acceptance of appointment by that new process agent.

22.3 Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

23.  GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

24.  DISPUTE RESOLUTION

24.1 Any dispute, controversy or claim arising out of or connected with this Agreement or the interpretation, breach, termination or validity hereof, including a dispute as to the validity or existence of this Agreement, shall be resolved by way of arbitration upon the request of any of the Parties in dispute with notice to the other Parties.

24.2 Arbitration under this Clause 24 shall be conducted in Hong Kong, under the auspices of the Hong Kong International Arbitration Centre (the "HKIAC") by three arbitrators (the "ARBITRATORS") pursuant to the rules of the United Nations

     Commission on International Trade Law (the "UNCITRAL RULES"), save that, unless the parties in dispute agree otherwise:

     (A)  The three Arbitrators shall be appointed by the HKIAC; and

     (B) the Parties agree to waive any right of appeal against the arbitration award.

24.3 The arbitration shall be administered by HKIAC in accordance with HKIAC's procedures for arbitration.

24.4 Each Party shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by another Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the disclosing Party.

24.5 The award of the arbitral tribunal shall be final and binding upon the disputing parties, and a prevailing party may apply to any court of competent jurisdiction for enforcement of such award.

24.6 The cost of the arbitration (including the reasonable and properly incurred fees and expenses of the lawyers appointed by each party to the arbitration) shall be borne by the Party or Parties against whom the arbitration award is made or otherwise in accordance with the ruling of the arbitration tribunal.

24.7 Any Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

25.  JAFCO'S RIGHTS

     All Parties acknowledge and agree that any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. ("JIAP") or any other fund manager of JAFCO or their nominees (each, a "JAFCO MANAGER"), unless JAFCO has (a) given notice to the other Parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other Parties that such notice given under paragraph
     (a) above has been revoked.

IN WITNESS WHEREOF this Agreement has been executed by the Parties the day and year first before written.

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY

NAME:                         Canadian Solar Inc.
DATE OF INCORPORATION:        22 October 2001
PLACE OF INCORPORATION:       Province of Ontario, Canada
REGISTERED OFFICE:            4056 Jefton Crescent. Mississauga, Ontario, Canada
                              L5L 1Z3
DIRECTORS:                    QU Xiao Hua
ISSUED CAPITAL (AS OF THE     5,668,421 Common Shares with no nominal or par
DATE HEREOF):                 value (subdivided from 1,000,000 Common Shares;
                              subject to filing of the Articles with the relevant Governmental Authority in Canada)

SHAREHOLDERS AS AT THE DATE
HEREOF:                       SHAREHOLDER   NO. OF EQUITY SECURITIES HELD
---------------------------   -----------   -----------------------------
                              QU Xiao Hua   5,668,421 Common Shares

                                   SCHEDULE 2

         REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE 4.7(C)(I)

The Founder warrants to the Investors as follows in relation to the company / corporation referred to in Clause 4.7(A)(v) (the "VEHICLE"):

1.   DUE INCORPORATION

     The Vehicle which is a corporation or corporate body has been duly incorporated and is validly existing under the laws of its place of incorporation and is not in receivership or liquidation, has not taken any steps to enter into liquidation and no petition has been presented for its winding up and there are no valid and justifiable grounds on which a petition or application could be based for the winding up or appointment of a receiver thereof.

2.   COMPLIANCE

2.1 The Vehicle has duly obtained all necessary corporate authorisations (where applicable) and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under the Joinder Agreement, the Investment Agreement and the Transaction Documents (as defined in the Investment Agreement) (where applicable). The Joinder Agreement will, upon execution be, duly executed and delivered by the Vehicle and the Founder, and constitute valid and binding obligations of the Vehicle and the Founder enforceable in accordance with their respective terms.

2.2 The execution and performance of the transactions contemplated by the Joinder Agreement, the Investment Agreement and the Transaction Documents and compliance with their provisions by the Vehicle will not violate any provision of law or conflict with or result in a breach of any of the terms, conditions or provisions of, or if applicable, constitute a default under the Vehicle's constitutional documents, or any indenture, lease, agreement or other instrument to which the Vehicle or the Founder is a party or by which he/it or any of his/its properties are bound or any judgement, decree, order, statute, rule or regulation applicable to the Vehicle or the Founder.

3.   SHAREHOLDING AND SUBSIDIARIES

3.1  Shareholding

     (A) All shares in the capital of the Vehicle issued have been fully paid up and held and owned by the Founder.

     (B) There is no, nor is there any legally valid agreement or arrangement to create any, pledge, lien, charge, encumbrance, rights of pre-emption or other equities or third party rights of any nature whatsoever on, over or affecting any of the shares in the capital of the Vehicle and no claim has been made by any Person to be entitled to any of the foregoing.

     (C) There are no legally valid agreements or arrangement in force which call for the present or future issue or allotment of, or grant to any Person the right

          (whether conditional or otherwise) to call for the issue, allotment or transfer of any shares of the Vehicle.

3.2  Subsidiaries

     The Vehicle does not have and has never had any subsidiary other than the Group Companies. Save for the Group Companies, the Vehicle is not the legal or beneficial owner of any share or equity interests in any Person.

The Common Seal of                               )
CANADIAN SOLAR INC.                              )


was affixed hereto                               ) /s/
                                                   -----------------------------


in the presence of:-                             ) /s/
                                                   -----------------------------


SIGNED by                                        )
for and on behalf of                             )


HSBC HAV2 (III) LIMITED                          ) /s/
                                                   -----------------------------
in the presence of:-                             )


SIGNED by                                        )
for and on behalf of                             )


JAFCO ASIA TECHNOLOGY FUND II                    ) /s/
                                                   -----------------------------
in the presence of:-                             )


SIGNED, SEALED and DELIVERED                     )
as a Deed by                                     )


QU XIAO HUA                                      ) /s/
                                                   -----------------------------


in the presence of:-                             ) /s/
                                                   -----------------------------


The Seal of                                      )
[chinese characters]                             )
(CSI SOLARTRONICS CO., LTD.)                     )


was affixed hereto                               ) /s/
                                                   -----------------------------


in the presence of:-                             ) /s/
                                                   -----------------------------
[Company seal of CSI Solartronics Co., Ltd.]


The Seal of                                      )
[chinese characters]                             )
(CSI SOLAR TECHNOLOGIES INC.)                    )


was affixed hereto                               ) /s/
                                                   -----------------------------


in the presence of:-                             ) /s/
                                                   -----------------------------
[Company seal of CSI Solar Technologies Inc.]

The Seal of                                      )
[chinese characters]                             )
(CSI SOLAR MANUFACTURING INC.)                   )


was affixed hereto                               ) /s/
                                                   -----------------------------


in the presence of:-                             ) /s/
                                                   -----------------------------
[Company seal of CSI Solar Manufacturing Inc.]